Exhibit 99 (a)

For Release: Friday, Sept. 30, 2005, 5:01 p.m.	Media contact: Claudia Baucus
248-813-2942

Investor contact: Brian Eichenlaub
248-813-2495
DELPHI PROVIDES UPDATE ON LIQUIDITY,
SUPPLIER PAYMENTS AND DEBT COVENANT
     TROY, Mich. — Delphi Corp. (NYSE: DPH) today announced that its anticipated closing third quarter cash balance is in excess of $1.6 billion. Delphi also confirmed that it will make its regular monthly payments to its suppliers on or about Oct. 4, 2005, as contractually scheduled.
     As previously announced on Aug. 5, 2005, Delphi drew $1.5 billion under its $1.8 billion revolving credit facility to make additional cash readily available to finance the company’s operations to the extent required during its restructuring discussions with its unions and General Motors Corp. The company has not requested nor made any further draws against its revolving credit facility since the earlier announcement. Also as disclosed on Aug. 8, 2005, Delphi had the ability to make a voluntary repayment of a portion of outstanding borrowings under its $1.8 billion revolving credit facility by Sept. 30, 2005 to remain in compliance with the facilities’ consolidated leverage financial covenant (leverage covenant) when tested for the period ending Sept. 30, 2005.
     The company today confirmed that it did not make a voluntary repayment so that it could continue to maintain additional liquidity as it continued working on its transformation strategy. The immediate effect of non-compliance on the loan facilities would be to prevent Delphi from obtaining further revolving credit facility advances, which the company was not contemplating. In addition, Delphi stated that it is exploring the possibility of a potential waiver or amendment with respect to the leverage covenant with the administrative agent for its lenders.
     Delphi also noted that its U.S. and European receivables securitization programs each contain substantially the same leverage covenant as that contained in the loan facilities. Noncompliance with these covenants could result in early termination events under these securitization facilities. Delphi is also exploring the possibility of a potential waiver of noncompliance under both programs. While there can be no assurance that Delphi will be successful in obtaining any of the waivers or amendments disclosed herein, the company anticipates that it will obtain appropriate waivers or alternative financing and that there will be no interruption of funding required for its global operations.
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     Delphi currently has no amounts outstanding under its U.S. receivables securitization program and its European program is subject to a thirty-day grace period to negotiate an appropriate waiver.
     For more information about Delphi, visit Delphi’s website at www.delphi.com.
FORWARD LOOKING STATEMENT
All statements contained or referenced in this press release which address events or developments that we expect or anticipate may occur in the future (including statements relating to a potential comprehensive restructuring of Delphi and our ability to address our U.S. legacy liabilities and resulting high cost structure in the U.S., our restructuring discussions with our unions and General Motors Corporation and our seeking of waivers or amendments from our lenders or alternative financing), are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are set forth in detail in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended June 30, 2005. In particular, these factors, risks and uncertainties include our ability to execute our restructuring plans in a manner which satisfactorily addresses our U.S. legacy liabilities and high cost structure in the U.S. and other matters, while at the same time continuing to be able to diversify our customer base, maintain sufficient GM business and maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market where we operate, our ability to obtain waivers or amendments from our lenders for covenant defaults, our ability to obtain alternative financing if we cannot amend or obtain waivers under our debt agreements, as well as other factors, risks and uncertainties discussed in our filings with the SEC. Delphi does not intend or assume any obligation to update any of its forward-looking statements.
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